EXHIBIT 10.6

Technical principal (agent) agreement

Party A: WeTrade Digital (Beijing) Technology Co.Limited

Party B: Changtongfu Technology (Hainan) Co., Ltd

Date: Jan. 1st, 2021

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Based on the independent research and development of “YCloud System” by WeTrade Digital (Beijing) Technology Co. Limited (hereinafter referred to as “party A”), Party A and Party B will reach the following agreement in accordance with the contract law of the people’s Republic of China after equitable consultation and on the basis of truly and fully expressing their respective wishes, which shall be abided by both parties.

Article 1 cooperation between the two sides

1、 Party A will provide “YCloud System” for Changtongfu Technology (Hainan) Co., Ltd. (hereinafter referred to as “Party B”), including but not limited to: background construction, foreground app, basic application training, etc.

2、 Party B will undertake the entrustment of Party A to operate the “Yueshang social e-commerce revenue system” in China, including but not limited to:

✓	Business development of front desk and micro-business app
✓	Practical application of the system Among others, the output, security, and application of coding calculation
3、 Party B shall pay Party A 3.5% of the revenue generated during the sales operation period as the cooperation remuneration.

Article 2 rights and obligations of both parties

1. Party a must timely transfer the complete set of information about “YCloud System” to Party B completely and accurately.

2、 Party A guarantees that all technical assets it provides to Party B, including but not limited to source code, coding logic, landing algorithm are independently developed.

3、 Party A must guarantee the legality, authenticity and publicity of all information, and Party B shall not bear any legal liability for any technical dispute arising therefrom.

4. Party B shall keep all documents of party A confidential and shall not disclose them without prior consent.

5. All operations of Party B in China must be legal and tangible. Party A will not bear any loss or legal liability in case of dispute or legal liability caused from improper operation. If necessary, Party A could seek compensatory remedy from Party B.

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Article 3. The technical data Party A shall provide to Party B are as follows:

1. Technical data list. 2、 All manuals on “YCloud System” 3、 The logic algorithm of practical application. 4、 Complete Version 1.0 of the foreground app and the corresponding back-end management.

Article 4 settlement method

When Party B operates on behalf of Party A in China, Party B shall pay Party A 3.5% of the revenue generated during the sales operation period as cooperation remuneration, as follows:

1、 Payment cycle: Party B shall report the cash flow to Party A before the 28th of each month, and Party A shall check the account according to the details reported by Party B. Party B shall pay 3.5% of the revenue to Party A as technical service fee within 2 business days after verification, and Party B shall issue an invoice indicating the amount to Party A at the same time.

2、 Party A’s collection account:

account name: Wetrade Digital (Beijing) Technology Co. Limited

Bank of deposit: Beijing Branch of HSBC (China) Limited

Account No.: 626169171001

Article 5. Exemption clause: Party A shall not be liable for all losses incurred by natural causes or third party such as communication line failure, technical problems, network and computer failure, system instability and other force majeure during the service period of the contract.

Article 6 confidentiality clause: Party A and Party B shall undertake the confidentiality obligation for the each other’s trade secrets obtained during the performance of the contract. Without the written consent of the other party, the information shall not be disclosed to the public or any third party through any means, nor shall it be copied, spread or sold. The termination of this contract shall not result in the termination of the confidentiality obligations of both parties.

Article 7 liability for breach of contract

1. If Party A confirms that it is unable to provide the agreed service to Party B after the signing of this contract, Party A has the right to terminate the contract with Party B.

2. If one party continues to fail to perform, perform improperly or violate this contract, the other party may request to terminate this contract. If both parties fail to perform their obligations under this contract due to natural disasters such as earthquake, fire, war, strike, power failure, network outage, government action, etc., both parties shall notify the other party by email or in writing, and this contract shall be terminated.

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Article 8 dispute resolution: this contract shall be governed by the laws of the people’s Republic of China. In case of any dispute that cannot be settled through negotiation, either party shall bring a lawsuit to the people’s Court of Party A’s domicile. This contract shall be enforceable as of the date of signature and seal of both parties; In case of any modification, both parties shall sign and seal the modification or sign a written supplementary agreement, otherwise it will not have legal effect.

Article 9 effectuation of the contract and others

1、 This contract shall become effective as of the date of signature by both parties.

2、 For matters not covered in this contract, a supplementary contract can be executed, and it shall have the same legal effect as this contract. No amendment to this contract shall be valid unless agreed by both parties in writing.

3、 This contract and the attached contract shall be made in duplicate, with each party holding one copy, which shall have the same legal effect

Party A: WeTrade Digital (Beijing) Technology Co. Limited (Seal) January 1, 2021	Party B: Changtongfu Technology (Hainan) Co., Ltd (Seal) January 1, 2021

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